CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact:  Heather J. Wietzel

(513) 870-2768

Media Contact:  Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Subsidiaries Earn AA- (Very Strong) Financial Strength Ratings from Standard & Poor’s Ratings Services

• S&P revised outlook to stable for Cincinnati Financial and its insurance operating subsidiaries

• S&P affirmed subsidiary counterparty credit and financial strength ratings at AA-

• S&P affirmed counterparty credit rating at A for Cincinnati Financial Corporation

Cincinnati, July 26, 2006—Cincinnati Financial Corporation (NASDAQ:CINF) – announced that on July 25, 2006, Standard & Poor’s Ratings Services affirmed its AA- (Very Strong) financial strength and counterparty credit ratings on the property casualty group and The Cincinnati Life Insurance Company and its A (Strong) counterparty credit rating on Cincinnati Financial Corporation.

At the same time, Standard & Poor’s revised its ratings outlook to stable from negative on the company, its property casualty operating companies and Cincinnati Life. Standard & Poor’s said the stable outlook reflected the improved results on the company’s homeowner book of business, as well as Standard & Poor’s view of the company’s ability to benefit from corrective actions it has effected over recent years. Standard & Poor’s believes the company’s unique approach to agency relationships should drive profitable growth even in a softer pricing environment.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “We are pleased that Standard & Poor’s has acknowledged the progress achieved in our underwriting and technology initiatives by assigning a stable outlook to its ratings. Our underwriters look at new and renewal policies case by case, with the goal of selecting, pricing and underwriting business in a way that contributes to each local agency’s success. We know that healthy agencies excel at providing our policyholders – the businesses and families of their communities – with outstanding service and customized insurance programs. In addition, we are using Web-based systems for policy quoting and production, as well as claims administration, to streamline processes for our agents and our company.”

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

6200 S. Gilmore Road, Fairfield, Ohio  45014-5141